Exhibit 10.75

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, is made, entered into and effective as of the day of , 2011, by and among MOUNTAIN TRACE NURSING ADK, LLC (hereinafter referred to as the "Borrower"), AdCare Health Systems, Inc. (hereinafter refened to as the "Guarantor") and Community Bank & Trust - West Georgia, having its principal offices at 201 Broad Street, La Grange, Georgia 30241 (the "Lender").

W I TN E S S E T H:

WHEREAS, Borrower has applied to Lender for financing of the type or types more particularly described hereinbelow; and

WHEREAS, Lender is willing to extend financing lo Bonower in accordance with the terms hereof upon the execution of this Agreement by Borrower, provided that Borrower and Gumar1tor me in compliance witl1 all of the terms and provisions of this Agreement and have fnlfilled all conditions precedent to Lender's obligations herein contained;

NOW, THEREFORE, in consideration of the sum of$100.00, the foregoing premises and for otl1er good arid valuable consideration, the sufficiency m1d receipt of all of which are acknowledged by Borrower and Gnarantor, Lender, Bonower and Gumantor agree as follows:

ARTICLE I

DEFll\JITIONS. TERMS AND REFERENCES

1.l. Certain Definitions. In addition to such otl1er tenns as elsewhere defined herein, as used in this Agreement and in any exhibits, the following terms shall have the following meanings, unless the context reqnires otherwise:

"Acconnts Receivable Collateral" shall mean all rights of the Borrower to payment for goods sold or leased, or to be sold or to be leased, or for services rendered, howsoever evidenced or incu1Ted, including, without limitation, all accounts, instruments, chattel paper and general intangibles, all returned or repossessed goods and all books, records, computer tapes, programs, and ledger books arising therefrom or relating thereto, whether now owned or hereafter acquired or ansmg.

"Agreeg1ent" shall mean this Term Loan Agreement, as amended or supplemented from time to time.

"Banking Day" means a day, other than Saturday or Sunday, when the Lender is open to 1he public for ordinary banking business.

"flanlcruptcy Code" shall mean Title 1J of the United States Code, as amended from time to time.

"Bon-ower" shall mean MOUNTAIN TRACE NURSING ADK, LLC, duly organized and existing under the laws of the State of Ohio and authorized to do business in the Stale of North Carolina.

"Business Day" shall mean a day on which Lender is open for the conduct of bm1.king business at its office located at 201 Broad Street, La Grange, Georgia 30241.

"Closing Date" shall mean the date of the execution of this Agreement m1d the date on which the Term Loan is macle pursuant hereto.

"Collateral" shall mea11 the Accounts Receivable Collateral, Jnventory Collateral,

Equipment Collateral, Fixtures Collateral and Property Collateral all defmed herein, and in which Lender has, or is to have, a security interest pursuant hereto, as security for payment of the Tem1

Note.

"Collateral Locations" shall mean those locations set forth and described on Exhibit "A"

attached hereto.

"Default Condition" shall mean the occnn-ence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

"Equipment Collateral" shall mean all equipment and machinery of tlle Borrower, whether now owned or hereafter acquired, together with a!I furniture, Itm1ishings, improvements, equipment, tools and personal property of every kind of the Bonower, together with all accessories, parts, components, attachments, repairs, replacements, modifications, renewals, additions, improvements, upgrades and accessions of, to or upon such items of equipment and/or machinery.

"Event of Default" shall mean any of the events or conditions described in Article XI, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

"Executive Office" shall mean the offices of Borrower located at 5057 Troy Road,

Springfield, OH 45502 ("Bcmower's Address").

"Facility" shall mean all of the real properly and improvements now existing or hereafter constructed on those tracts of land more particularly described in Exhibit "B" upon which Borrower operates the business and which are used as collateral for this loan wherever such may be located.

"Financial Statements" shall mean the individual m1d consolidated balance sheet and statement of chm1.ge in financial position of Bmrower and the income siatements of Borrower.

"Fiscal Year" shall mean the fiscal yem· of Borrower which shall be the twelve (12) month period ending December 31 in each year, or such other period as the Borrower may designate and Lender may approve in writing. Fiscal quarter shall mean the corresponding fiscal quarters within such Fiscal Year.

"Fixtmes Collateral" shall mean all buildings, structures and improvements of every nature whatsoever now or hereaiter situated on the Land as described in Exhibit "B" (as such term is hereinafter defined), and all fixtures, machinery, building materials, appliances, and equipment of the Borrower of every natme now or hereafter localed, on or upon, or intended to be nsed in com1ec6on with, the Land as described in Exhibit "B" or the improvements thereon, including, but not by way of limitation, those for the purposes of operating the Facility; supplying or distTibu6ng heating, cooling, electricity, gas, waler, air mid light; and all related machinery and equipment; all plumbing; and all like personal property and fixtm-es of every kind and character now or at any time hereafter located in or upon the Land as described in Exhibit "B" or the improvements thereon, or which may now or hereafter be used or obtained in com1ection therewith, including all extensions, additions, improvements, betterments, alter-acquired property, renewals, replacements and substitutions, or proceeds from a permitted sale or any of the foregoing, m1d all the right, title and interest of Bon-ower in any such fixtures, machinery, equipment, appliances and personal property subject to or covered by any prior security agreement, conditional sales contract, chattel Mortgage and Security Agreement or similar lien or claim, together witl1 tbe benefit of any deposits or payments now or hercaiter made by Bon-ower or on behalf of Borrower, or m1y improvements thereon or any part thereof or are now or hereafter acquired by Borrower; m1d all equipment and fixtures constitt1ting proceeds acquired wici1 cash proceeds of any of the property described herein,

and all other interest of every kind m1d character in all of the real, personal, and mixed properties described herein that Borrower may now own or at any time herea1ler acquire, all of which are hereby declared m1d shall be deemed to be fixtures and accessions to the Lm1d as described in Exhibit "B", as between the parties hereto mid all persons claiming by, thrnugh or under them.

"Funding" shall mean the act of Lender disbursing money to Borrower or for the benefit of Borrower under and pursuant to the terms of this Agreement and Tenn Note.

"GAAP" means, as in effect from time to time, generally accepted accounting principles consistently applied.

"Guarm1tor" shall mear1 AdCare Health Systems, Inc. and its respective successors m1d permitted assigns.

"Guaranty Fee" shall mem1 a fee payable to the USDA Rural Development at the Closing in the mno,mt of$80,000.00.

"Indebtedness" means any (i) obligations for botrowed money, (ii) obligations whetller or not assumed, secured by Liens or payable out of the proceeds or production from properly now or hereafter owned or acquired, mid (iii) the runow1t of any other obligation (includ.ing obiigations under finm1cing leases) which would be shown as a liability on a balmice sheet prepared in accordance vvith GAAP.

11lnventonr Collateraln shall mean all :inventory of Borrower, whether now owned or herea/ler acquired, located in tlle Facility or on the Lmid, including, without limitation, all goods of Borrower held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, goods on lease or consig1m1ent, returned mid repossessed goods, all raw materials, work-in-progress, finished goods and supplies used or consumed in Bonower's business, together with all returns, repossessions, substitutions, replacements, prnis, additions, accessions and all docmnents, doctu11ents of title, dock wanants, dock receipts, warehouse receipts, bills of lading or orders, for the delivery of all, or any portion, of the foregoing.

"Land" shall mean all those certain tracts, pieces and parcels of lrn1d described on Exhibit "B" attached hereto.

"Lender" shall mean Community Barik & Trust - West Georgia, having its principal offices at 201 Broad Street, La Grrn1ge, Georgia 30241, and its successors and assigns.

"Liabilities" shall have the meaning given in accordance with generally accepted accounting principles consistently applied.

"Lien" shall mean ill1Y voluntary or involuntary mortgage and security agreement, security deed, deed of trust, lien, mortgage, pledge, assignment, security interest, title retention agreement, financing lease, levy, execution, encumbrance of rniy kind, including those contemplated by or permitted in this Agreement and the other Lorn1 Documents.

"Lorn1 Documents" shall 111ern1, collectively, this Agreement, the Term Note, any fmlllcing statements, deeds to secure debt, or mortgages covering portions of the Collateral, security agreement, guaranty agreement, and any rn1d all other documents, instruments, certificates and agreements executed and/or delivered by Borrower and/or Gnarrn1tor in connection herewith, or any one, more, or all of the foregoing, as the context shall require.

"Loan Obligations" shall mean all advrn1ces, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from B01Tower to Lender as it relates to this Tem1 Loan of any kind or nature, present or future, whether or not evidenced by any note or term note, guaranty or other instrument, whether arising under this Agreement or under any of the other Loan Documents,

,md whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys fees and all other swns chargeable to Borrower under this Agreement or any of the other Loan Documents.

"Mo1igage and Secnrity Agreement" shall mean that certain Deed of Trust, Security

Agreement and Fixture Filing of even date herewith from Borrower in favor of or for the benefit of

Lender.

"Permitted Encumbrances" shall mem1 those secnrity interests, liens m1d encumbrances, if any, set forth and described on Exhibit "C" attached hereto, pertaining to the type of Collateral involved, as shown thereon.

"Person" means any person, firm, corporati.on, partnership, trust or other entity.

"Pr.QilllliY" shall mean the real estate located in Jackson County, North Carolina, more particularly described in Exhibit "B" attached hereto.

"Property Collateral" shall mean the Land and all of the interest of Borrower in all casements, rights-of-way, licenses, operating agreements, strips m1d gores of land, vaults, streets,

\vays, alleys, passages, sevver rights, waters, water couxses, water rights and povvers, oil and gas and other minerals, flowers, shrubs, trees, timber and other emblcments now or hereafter located on the Land or under or above the same or any paii or parcel thereof, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditament and appurtenances, reversion and reversions, remainder ai1d remainders, whatsoever, in any way belonging, relating or appertaining to the Land or any part thereof, or that hereafter shall in tmy way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Borrower.

"RD" shall mean the USDA Rural Development, an agency of the United Stales

Department of Agriculture, and any successor department, agency or inslrwnentality authorized to administer the Business and Industrial Guaranteed Loan Program.

"RD Guarantee" shall mean the guarantee backed by the full faith and credit of the United States provided by RD of a specified percentage of the outstanding amount of the Loan pursuant to the RD Guaranty Conunitmcnt.

"RD Guarantee Connnitment" shall mean that certain Conditional Commjtmcnt for

Guarantee case no. 38-050-273765427 issued by the RD on December 22, 2010.

"Secwity h1strun1ents" shall mean the following security documents executed by Bonower to Lender, each being dated of even date herewith, as security for the Term Loan: the Mortgage and Security Agreement, the Uniform Commercial Code Financing Statements and Security Agreement.

"Soil Costs" shall mean all costs, expenses and fees incurred by Lender, Bonower ,md

Gnarantor in preparing and documenting thls Agreement and all documents and instruments related thereto, together with the Lender Origination Fee, the Guaranty Fee, the Underwriting Fee and all other loan related fees a1Jd costs, including but not limited to filing and recording fees, costs of appraisals, surveys, enviromnental studies or reports, insmance and attorneys fees.

"Term Loan" shall nmm Five Million and Noll 00 Dollars ($5,000,000.00) term loan made by Lender to Borrower which is evidenced by the Term Note described immediately hereafter and as pursuant to this Agreement.

"Term Note" shall mean the term promissory note of Borrower in favor of the Lender dated of even date herewith, as amended or supplemented from time to time, in the principal am01mt of

$5,000,000.00 together with any renewals or extensions thereof; in whole or in pmt. The Tenn Note shall be substantially in the fom1 of Exhibit "D" attached hereto. Repayment schedule as to the Term Note is attached hereto as Exhibit "M".

"DCC" shall mean the Unifonn Co1m11ercial Code Secured Transactions of North Carolina,

as in effect on the date hereof, or as hereafter amended.

1.2.
Use of Defined Terms. All terms defined in this Agreement and tlre exhibits shall have the same defined meatrings when nsed il1 any other Loan Documents, unless the context shall require otherwise. All of the aforementioned recitals and definitions are incorporated by this reference and made a pm:t of this Agreement.

1.3.
Accounting Tenns. All accounting tenns not specifically defined herein shall have the meanings generally attributed to such terms under generally accepted accounting principles consistently applied.
1.4.
UCC Terms. T11e terms "instruments", "general intangibles" m1d "equipment", as and when useci in the Loatr Documents, shall have the sat11e meanings given such terms under the ucc.

1.5.
Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and tl1e plural shall include the singular. Titles of articles and sections in this AgTeement are for convenience only, m1d neither limit nor amplify the provisions of 111is Agreement, and all references in this Agreement to articles, sections, subsections, paragraphs, clauses, subclauses or exhibits shall refer to tl1e corresponding article, section, subsection, paragraph, clause, subclause of, or exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions divisions of, or exhibit to, another document or instrument.

1.6.
_Exhibits. All exhibits attached hereto are by reference made a part hereof.

ARTICLE II

THE LOAN

2.1.
The Loaq. Borrower has agreed to borrow from Lender, and Lender has agreed to malce the Loan to Borrower, subject to Borrower's compliance with and observance of the terms, conditions, covenants and provisions of this Agreement, the Tenn Note, and the other Loan Documents, and Borrower has made tl1e covenants, representations, and warranties herein and therein as a material indueement to Lender to make the Loan.
2.2.
Term and Interest Rate. The Term Loan shall be evidenced by the Note described in Exhibit "D" attached hereto. The Term Note shall be amortized over twenty-five (25) years. The rate of interest as set forth in the Term Note cannot be changed more often thar1 quarterly, and must dse and fall with the selected prime rate, all as more particularly set forth in Exhibit "D". The Lender shall amortize the principal over tht, term of the Term Loan as set forth in Exhibit "D", and make an adjustment of payment installments only by tl1e amount of rise or fall resulting from the interest rate change. The interest rate on the loan evidenced by the Term Note will be the Prime Rate plus 1.75% per mmnm, adjnstable quarterly with a 5.75% floor. The Prime Rate will be the prime rate, as quoted or published. from time to time in the Money Rates section of The Wall Street Joumal or the nearest comparable rate if no such prime rate is quoted, as detennined by the holder of the Note. Interest shall be calculated on the actual basis of a year of

360 days. Moreover, the Borrower shall be responsible for the mmual renewal fee on the USDA gumanleed portion of the Term Note of¼ of 1%. The amotmt of the annual renewal fee will be determined by mnltiplying the foe rate of¼ of 1% by the outstanding principal guaranteed by the USDA as of December 31st of each year. The annual renewal fee will be due to the Lender as of December 31st of each year.

2.3.
Security for the Loan. The Loan will be secured by the Collateral as clescribed in the

Security lnstrumenls, mid gum-anleed by the Guarantor pursuant to the Gum·m1ty.

2.4.
Repayment ofLom1. Each payment of the Lom1 Obligations shall be paid directly to the Lender in lawful money of the United Stales of America at the Lender's main office located at 20l Broad Street, La Grange, Georgia 30241, or such other place as the Lender shall designate in writing to the Borrower. Each such payment shall be paid in immediately available funds by 2:00 p.m., La Grange, GA time, on the date such payment is due, except if such date is not a Bm1king/Business Day such payment shall then be due on the first Bm1king/Business Day after such date, hut interest shall continue to accrne until the date payment is received. Any payment received af1:er 2:00 p.m., Eastern standard time, shall be deemed to have been received on the immediately following Banking/Business Day for all purposes, including, without limitation, the accrual of interest on principal.

ARTICLE III

CONDITIONS PRECEDENT

Unless waived in writing by Lender at or prior to the execution and delivery of this Agreement, the conditions set forth in Sections 3.1 through 3.19 shall constitute express conditions precedent to m1y obligation of Lender heretmder.

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3.1.
Compliance. Borrower and Gumantor shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the dale of any Funding by Lender and shall have executed and delivered to Lender the Tenn Note.
3.2.
Board Resolutions and Incumbency Certificate. Lender shall have received certificates from the Board of Directors, or whomever is authorized to act on behalf of the Borrower and Guarantor, certifying to Lender that appropriate consents and resolutions have been entered into by its Board of Directors or Members incident hereto and that the officers and the members and managers of the company whose signatures appear hereinbelow, on the other Loan Documents, and on any arid all other documents, instruments and agreements executed in connection herewith, and the officers executing the same, are duly authorized by B01Tower and by its Boards of Directors or Members of such companies lo execute and deliver this Agreement, the other Loan Documents and such otl1er documents, instruments and agreements, and to bind such companies accordingly thereby, all in form and substance substantially similar to those board resolutions set forth and described on Exhibit "E" attached hereto.

3.3.
Certificate of Good Standing. Lender shall have received a current certificate of good standing with respect to the Boirnwer and Guarantor from the Secretary of State of the state of incorporation/organization.

3.4.
Articles of Incorporation/ Orgaruzation and By-Laws/ Operating Agreement.

Lender shall have received copies of the miicles of organization/ articles of incorporation mid by laws/ operating agreement of the Borrower and/or Guarantor as in effect on the date hereof,

certified as to truth and accuracy by tl1e officers/members/mmmgers of the Borrower.

3.5.
Loan Documents. Lender shall have received all the other Loan Docw11ents duly executed in form and substance acceptable lo Lender.
3.6.
Insurance Certificate. Lender shall have received a certificate in respect of all insurance required hereunder, in fom1 and substance acceptable to Lender.

3.7.
Financing Statements. Lender shall have received Uniform Commercial Code Financing Statements in respect of the Collateral, duly executed by the owner thereof and in form and substance acceptable to Lender.
3.8.
Opinion of Counsel. Lender shall have received an opinion of counsel satisfactory to it from independent legal counsel in substantially the form of Exhibit "F" attached hereto.

3.9.
Operation and Management of the Facility. The Facility shall be operated and managed by the Borrower. The operation and management of the Facility shall not be transferred to any other party; the transfer of such responsibility in violation of the foregoing in this sentence shall constitute an Event of Default, the same as if such event had been descdbed and contained in

Article XU of this Agreement.

3.10.
Licenses and Pennits. Borrower and/or Guarantor shall have received and shall provide evidence of same to Lender that Borrower has obtained all licenses, pennits, certificates and other governmental permission to own and operate the Facility.
3.11.
Appraisals. Lender shall have received an appraisal by an appraiser approved by

Lender for the Facility and Collateral in an amount acceptable to the Lender.

3.12.
Receipt of Evidence of Tax Payments. Lender shall have received evidence, in form and substance acceptable to Lender, that Bmwwer and Guarantor have paid all federal, state and local income taxes, tllat all amounts required lo be withheld from employees' wage payments have been withheld and have been paid to the proper govermnental agency, and that no judgment or tax lien is in existence with respect to Bo1rnwer and Guarantor.

3.13.
Title Insurance. Lender shall have received a commitment from a title insurance company approved by Lender and authorized to do business in the State of North Carolina to issue a title insurance policy with respect to the Property Collateral, and the total amount shall be the appraised value of the Property Collateral, with no exceptions other than those approved by Lender and those shown on the commitment for title insurance, file number 1011-2345, issued by First American Title Insurance Company, effective 8:30 a.m. November 29, 2010, as same may be updated. Such title insurance commitment shall recite that Lender shall have a first priority lien on the Property Collateral.
3.14.
Survey Requirements. Lender shall require ru1 "as built" survey for the Property, prepared by a registered land surveyor or registered professional engineer, in accordance with North Carolina law, as appropriate.
3.15.
Zoning, Building Codes and OSHA Requirements. If required, Lender shall have received evidence with respect to the Facility that the same is not in violation of any zoning, building, sanitary or Occupational Safety and Health Administration rules, requirements or laws.
3.16.
Guaranty. Lender shall have received a Guaranty substantially in the form as shown on Exhibit "G" hereof from the Guru·antor nru11ed therein.
3.17.
Environmental Matters. With respect to the Property Collateral, Lender shall have received from the Borrower, the form FmHA 1940-20 Request for Environmental Information as executed by the Borrower.

Boffower covenants and agrees that all Prope11:y Collateral or interests in real propetfy pledged as collateral security for tl1e Loan are free of any substantial amounts of waste or debris, and are free from any material amounts of contamination, including:

(a)
(1) "Any Hazardous Waste," as defined by the Resource Conservation and

Recovery Act of 1976 or any "Hazardous Substance" as defined in North Carolina law, both as amended from time to time, and regulations promulgated tllereU11der;

(2)
"Any Hazardous Substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of l 989, as amended from time lo time, and regulations promulgated thereunder;
(3)
Any substance, the presence of which on the real property is prohibited by arty law similar to those set forth in this section; and

(4)
Any material which, under federal, state or local law, statute, ordinance or regulation, or court administrative order or decree, or private agreement, requires special handling in collection, storage, treatment or disposal.
(b)
Borrower has not filed any notice under any federal or slate law indicating past or present treatment, storage or disposal of a hazardous waste, substance or constituent, or other substance into tl1e enviro1m1ent. None of the operations of Borrower is the subject of federal or state litigation or proceedings, or of any investigation evaluating whetl1er any remedial action involving a material expenditure is needed to respond to any improper treatment, storage, recycling, disposal or release into the envirmrmental of any hazardous or toxic subslar1ce, waste or constituent. None of the operations of Borrower is subject to any jndicial or administrative proceeding alleging

!he violation of ar1y federal, state or local environmental, healtll or safely statute, or regulation.

Borrower does not trar1sport any hazardous wastes, substances or constituents.

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(c)
All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property Collateral pledged as collateral security for the Loan, including, without limitation, past or present t1eatment, storage, disposal or release of a hazm-dous substance or solid waste into 111e environment, have been, to the knowledge of the Borrower, duly obtained or filed.
(d)
Borrower will take and continue to take prompt action to remedy all environmc!Ilal pollution and contamination, hazardous waste disposal and other environmental clean-up problems, if any, whether or not such clean-up problems have resulted from the order or request of a municipal, state, federal, administmtive or judicial au111ority, or otherwise. Bo1rower will not violate any applicable municipal ordinance, slate or federal stalule, administrative rule or regulation, or order or judgment of any court witb respect to env:iromn.ental pollution or contamination, hazardous waste disposal or any other environmental matter.

(e)
Borrower will indemnify and hold Lender, its officers, directors, employees, representatives, agents and affiliates harmless against, and promptly pay on demand or reimburse each of !hem with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses of any and every kind or nature whatsoever asserted against or incmred by any of them by reason of or arising out of or in any way related to (i) tl1e breach of any representation or waITanty as set forth regarding Environmental Laws, or (ii) the failure ofBmrnwer to perform any obligation herein required 10 be performed pursuant to Environmental Laws. The provisions of this section shall smvive 111e final payment of the Loan and the termination of this Agreement, and shall continue thereafter in foll force and effoct.
(f)
Notwithstanding anyt.liing contained in this paragraph to the contrary, any covenants of Borrower concerning any environmental matter addressed herein shall not be applicable to aay condition which is fast created or introdnced afler a foreclosnre, conveyaace or otl1er transfer of title ofthe Property Collateral pledged as collateral security for the Loan.

3.18.
Continuing Complimrce. At the time of the Term Lomr, there shall not exist mry event, condition or act which constitntes an Event of Default herennder or mry condition, event or act which with notice, lapse of time or both would constitute such Event of Default. There would not exist mry such event, condition, or act immediately after the disbursement, were it to be made.

3.19.
Miscellaneons. Lender shall have received snch other documents, certificates, instruments and agreements as shall be required hereunder or provided for herein or as Lender or Lender's counsel may reasonably require in connection herewith.

AR'I1CLEIV

FINANCING

4.1.
Tem1 Loan. Lender agrees to make a te1m loan to Borrower in the principal mnount of Five Million and No/100 Dollars ($5,000,000.00), which shall be repayable with interest in accordmrce with the lenns of the Tenn Note.
4.2.
Use of Proceeds. Borrower agrees that the proceeds of the Tem1 Loan shall be disbursed as follows:

(a)
Approximately $5,000,000.00 shall be disbursed upon appropriate application therefore to pnrchase mr existing nursing home facility.

ARTICLE V

SECURffY INTEREST-· COLLATERAL

5.l. Collateral. To secure the prompt payment and performance to Lender of tl1e Loan Obligations, Borrower and/or Guarantor hereby grant to Lender a continuing security interest in and lien upon all of the following property arid interests in property of Borrower and/or Guarantor, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, namely tlie:

(a)
Property Collateral;

(b)
Eqnipment Collateral;

(c)
Fixtures Collateral;

(d)
lnventmy Collateral;

(e)
Accounts Receivable Collateral;

(f)
All products and/or proceeds of any and all of the foregoing, including, v, tl1out limitation, insurance proceeds and Lender shall record UCC-1 financing statements covering such Collateral in the applicable recording offices.

5.2. Securitv Instrurnents. With respect to the Property Collateral and Fixtures Collateral localed within the State of North Carolina, Borrower and/or Guarantor shall deliver to Lender at tlie closing a Mortgage and Security Agreement in tlie form as shown on Exhibit "H" attached hereto, duly executed, which shall be filed in the Recorder's office of JACKSON COUNTY, North Carolina, togetl1er with corresponding UCC-1 financing statements in respect of the Fixtures Collateral.

With respect to the Inventory Collateral, Accounts Receivable Collateral and Equipment

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Collateral, Bonower shall deliver to Lender at the Closing a Security Agreement in the form as shown on Exhibit "I" attached hereto, duly executed, and Lender shall record UCC-1 financing statements covering such Collateral in the applicable recording offices.

ARTICLE VI

REPRESENTATIONS WARRANTIES. AND COVENANTS

APPLICABLE TO PROPERTY COLLATERAL

With respect to the Property Collateral, Borrower and/or Guarantor hereby represent, warrant and covenant lo Lender as set fort11 in Sections 6.1 tln·ough 6.4, inclusive.

6.1.
l;lale of Property Collateral. Borrower and/or Guarantor will not sell, lease,

exchange, or otherwise dispose of any of the Property Collateral witl1out the prior written consent of Lender.

6.2.
Insurance. Borrower and/or Guarantor agree that it will obtain and maintain insurance on the Property Collateral with such company and in such amounts and against such risks as Lender may reasonably request, with loss payable to Lender as its interests may appear. Such insurance coverage shall not be canceled by Borrower or Guarantor, unless with the prior written consent of Lender. Such insurance policy or policies shall contain the "New York Standard Mortgagee Clause", stating in effect, that the interest of Lender shall not be invalidated by (i) m1y act or neglect of Borrower or Guarantor (including arson or a related act); (ii) by foreclosure or other proceedings relating to the Property Collateral; (iii) by any change in the title or ownership of the property; or (iv) the occupation of the premises for purposes more hazardous tlrnn permitted by the policy. In addition, if the Property Collaieral is located within a special flood hazard mca,

Borrower and/or Guarantor will obtain and maintain federal flood insurance (including mud slide and soil erosion protection) if eligible, in amounts of coverage equal to tbe lesser of (i) the outstanding balance of the Term Loan; (ii) the insurable value of the property; or (iii) the maximum limit of coverage available.

In addition, and as referenced in Section 3.13, Lender shall receive a title insurance policy on the Property Collateral naming Lender as insured as soon as the same shall issue after recordation of all Security Instruments related to the transactions contemplated herein. Borrower shall pay all premiums and fees related to snch title insurance.

6.3.
Good Title; No Existing Encurnbrances. Borrower or Guarantor own the Property Collateral free and dear of any and all prior security interests, liens or encumbrances thereon other than any Perrnitted Encwnbrances, and no financing statements or other evidence of lhe grant of a security interest respecting the Property Collateral exist on the public records as of the date hereof other than any evidencing the Pennitted Encumbrances.
6.4.
Right to Grant Security Interest; No Further Encumbrances, Borrower or Guarantor have the right to grant a secmity interest in the Property Collateral to Lender. Borrower and/or Guarantor will pay all taxes and other charges against !lie Property Collateral Borrower and/or Guarantor will not use the Property Collateral illegally or allow the Property Collateral to be encum bered, except for the security interest in favor of Lender granted herein and except for any Permitted Encumbrm1ees.

ARTlCLEVIl

REPRESENTATIONS WAIUZANTIES. AND COVENANTS

APPLICABLE TO EQUIPMENT COLLATEIZAL AND FIXTURES COLLATERAL

With respect to the Equipment Collateral and Fixtures Collateral, Bonower irnd/or Guarantor hereby represent, warrant and covenaril to Lender as set forth in Sections 7.1 tl1rough 7.5, inclusive.

7.1.
Sale of Equipment Collateral and Fixtures Collateral. Except as pennitted herein and elsewhere in this Agreement, Borrower andJor Guarantor will not sell, lease, exchange, or otherwise dispose of any of the Equipment Collateral and Fixtures Collateral without the prior written consent of Lender; provided, however, that with notice to but without the necessity of consent of Lender, from time to time hereafter, in tl1e ordinary course of business, Borrower and/or Guumnlor may sell, exchange or otherwise dispose of portions of its Equipment Collateral and Fixtures Collateral which are obsolete, worn oul or unsuitable for continued use, if the Equipment Collateral and Fixtures Collateral is replaced promptly witl1 equipment constituting Equipment Collateral and Fix11lfes Coilateral having a market value equal to or greater than tl1e Equipment Collateral and Fixtures Collateral so disposed of and in which Lender shall obtain and have a first priority security interest pmsuan1. hereto.

7.2.
lnsurm1ce. Borrower mid/or Guarantor agree that they will obtain m1d maintain insurance on the Equipment Collateral and Fixtures Collateral with such companies m1d in such amounts and against such risks as Lender may reasonably request, with loss payable to Lender as its interests may appear. Such insurance coverage shall not be canceled by Bonower m1d/or

Guarantor, unless with the prior written consent of Lender.

7.3.
Good Tille; No Existing Encumbrances. Borrower and/or Guarantor own tl1e Equipment Collateral and Fixtures Collateral free and clear of any prior security interest, lien or encumbrar1ce, and no financing statements or ol11er evidences of the grant of a security interest respecting the Equipment Collateral and Fixtures Collateral exist on the public records as of 1l1e date hereof other than any evidencing the Permitted Encumbrar1ces, and olh.er thm1 financing statements that will be paid off and canceled of record, with proceeds of this Loan.
7.4.
Right to Gnmt Security Interest; No Further Encurnbrances. Borrower ru1d/or

Guarru1tor have the right to grant a security interest in the Equipment Collateral and Fixtures Collateral to Lender. Bon-ower and/or Gumantor will pay all taxes ru1d other chmges against the Equipment Collateral and Fixtures Collateral, and will not use the Equipment Collateral and Pixtmes Collateral illegally or allow the same to be encumbered, except for the secmity interest in favor of Lencier granted herein ru1d except for ru1y Permitted Encumbrances. Nothing herein, however, shall prevent Borrower arid/or Gumantor from leasing any Equipment required in the operation of tl1c Facilities.

7.5.
Location. As of the date hereof, the Equipment Collateral Md Fixtures Collateral are located only at the Collateral Locations, ruid Bon-ower and/or Guarantor hereby covenants vvith Lender not to move ru1y portion of the Equipment Collateral ru1d Fixtures Collateral without at least thirty (30) clays prior written notice to Lender; provided, however, that nothing contained herein shall be deemed to prohibit Borrower and/or Gnmantor, without notice to or the consent of Lender, from transfening temporarily (for periods not to exceed thirty (30) days in ill1Y event) any Equipment Collateral and Fixtures Collateral from a Collateral Location to anotl1er location at any time or from time to time hereafter for the limited repairing, refurbishing or overhauling such equipment in the ordinrny course of business.

ARTICLE VIII

REPRESENTATIONS. WARRANTIES AND COVENANTS APPLlCABLE TO

INVENTORY COLLATERAL AND ACCOUNTS RECEIVABLE COLLATERAL

With respect to the Inventory Collateral and Accounts Receivable Collateral, Borrower ancl/or Guarrn1tor hereby represents, warrrn1ts and covenants to Lender as set forth in Section 8.1 through 8.4, inclusive.

8.L Sale of Inventory Collateral and Accounts Receivable Collateral. Except as

permitted elsewhere in this Agreement or in the ordinary course of business, Borrower and/or Guarantor will not sell, lease, exchange, or otherwise dispose of any of the Inventory Collateral and Accotmts Receivable Collateral without the prior written consent of Lender.

8.2. Good Title; No Existing Encumbrances. Bonower and/or Guarantor own the Inventory Collateral rn1d Accounts Receivable Collateral free and clear of any prior security interest, lien or encumbrance, and no financing statements or other evidence of tl1e grant of a security interest respecting the Inventory Collateral and Accounts Receivable Collateral exist on the public records as of the date hereof other than rn1y evidencing !lie Permitted Encumbrrn1ces.

8.3, Right to Grant Security Interest; No Further Encumbrances. Bon-ower and/or Guarantor have the right to grant a security interest in the Invent01y Collateral and AccoU11ts Receivable Collateral to Lender. Bon-ower and/or Gumantor will pay all truces and other charges againsl lhe Inventory Collateral and Acconnts Receivable Collateral, and will not use the Inventory

Collateral rn1d Accounts Receivable Collateral illegally or allow the same to be encurnbered, except for the security interest 111 favor of Lender granted herein and except for any Pennitted Encumbrances.

8.4. Location. As of the date hereof, the Inventory Collateral and Accounts Receivable

Collateral is located only at the Co!lateral Locations, or within the bow1daries of Jackson County, No,th Carolina, and Borrower and/or Guarantor hereby covenant with Lender, except for in the ordinary course of business, not to move any portion of the Inventory Collateral and Accow1ts Receivable Collateral without at least thirty (30) days prior written notice to Lender.

ARTICLElX

GENERAL REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into Lins Agreement, Borrower and Guarantor hereby represent and warrant to Lender as set forlh in Sections 9.1 through 9.17, inclusive.

9.1.
Principal Business Activity. Borrower is engaged in the business of operating a nursing home facility.

9.2.
Company Existence and Oualiffoalion. The Bonowcr is organized and validly existing under the laws of the State of Ohio and authorized to do business in the State of North Carolina. Borrower's principal place of business, chief executive office and office where it keeps principally all of its books arid records are located al the Executive Office.
9.3.
Power and Aulhoritv: Validity and Binding Effect. Bonower and/or Guarantor have the power to miJ,e, deliver and perform under the Loan Documents, and Bon-ower has the right lo borrow hereunder, and all of the foregoing parties have taken all necessary arid appropriate corporate action to authorize the execution, delivery and performance ofthe Loan Documents. 1l1is

Agreement constitutes, and the remainder of Loan Docrnnents, when executed and delivered for value received, will constitute, the valid obligations of Botrower and Guarantor, legally binding upon it and enforceable against Borrower and Guarar1tor in accordance with their respective terms, The undersigned officers, members or mariagers of Borrower and Guarantor are duly authorczed and empowered to execute, attest and deliver this Agreement and the remainder of the Loan Documents for and on behalf of Bmrnwer and Guarantor and to bind Borrower and Gnarantor accordingly thereby.

9.4.
Financial Statements. The balance sheets and income statements of Botrower and Guarantor were submitted to Lender in connection herewith, copies of which are attached hereto as Exhibit "J", are true and complete and accurately and fairly represent the financial condition of the Borrower and Guarantor , the results of operations and the transactions in the equity accounts as of the date and for the periods referred lo therein, and have been prepared in accordance with GAAl' applied on a consistent basis throughout the period Lnvolved. There are no material Liabilities, direct or indirect, fixed or contingent, as of the date of such Financial Statements which are not reflected therein or in the note thereto. There has been no material adverse change in the financial condition, operations, or prospects of the Borrower and/or Guarantor since the date of the balance sheet contained in such Financial Statements. If, by the time of the Closing, the Borrower and/or Guarantor's Financial Statements are more than ninety (90) days old, the Lender may reqL1ire current Financial Statements which shall be submitted to the RD.
9.5.
Pending Matters. No action or investigation is pending or threatened before or by a federal, state, or municipal or other governmental department, commission, board, bureau, agency or instrumentality which might result in any material adverse change in the fimmcial condition, operations, or prospects of the Borrower or either of the Guarantor, nor is the Borrower or 1l1e

Guarantor in violation of ai1y agreement, the violation of which might reasonably be expected to have a materially adverse effect on their business or assets, nor is the Borrower or the Guarantor in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which such Borrower and Guarantor are subject.

9.6 Disclosure. All irrfonnation furnished or to be furnished by tbe Borrower and

Guarantor to tbe Lender in connection witb the Loan or any of the Loan Documents, is, or will be at the time the same is famished, accurate and correct in all material respec;ts and complete insofar as completeness may be necessaiy to provide the Lender a true ai1d accurate knowledge of the subject matter. Borrower and/or Guarantor have no !mowledge of any liability of ai1y nature, whether accrued) absolute, contingent or otherwise which singularly or in the aggregate could have a materially adverse effect upon the economic condition of Borrower, the Guarantor or the Facility.

9.7.
ERISA. Borrower is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
9.8.
Proceedings Pending. 111ere are no proceedings pending or, to the best of the

Bonowcr's or Guarantor' knowledge, threatened, to acquire any part of the Property Collateral by arty power of condemnation or eminent domain, or to enjoin or similarly prevent or restrict the use of the Property or the operation of the Facility in any manner.

9.9.
Compliarrce with Applicable Laws. The Facility and tbe property on which it is situated comply with all applicable laws, ordinances, rules and regnlations, including, without limitation, the Americans with Disabilities Act and regulations thereunder, and all laws, ordinai1ces, rules ai1d regulations relating to zoning, building codes, setback requirements and envi:romnental matters.

9, I 0, No Material Litigation, Except as set forth on Exhibit "K" attached hereto, there are no proceedings pending or, so far as Borrower and the Guarantor know, threatened, before any cornt or administrative agency which might malerially or adversely affect the financial condition or operations of Borrower and/or Guarantor,

9J L No Default Borrower a11d/or Guarantor are not in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an Event of Ikfanlt as defined herein, and no condition, event, or act which with notice or lapse of time would constitute such event of default

9,12, Taxes, Borrower or Guarantor have filed or caused to he filed all tax returns required to be filed by them, if any, and have paid all taxes shown to be due and payable on said returns or on any assessments made,

9,lJ, Adverse Contracts, Except as set forth on Exhibit "L" attached hereto, neither

Borrower nor Guarantor is a pa1ty to any conlract or agreement, or subject to any charge, corporate restriction, judgment, decree or order which materially and adversely affects their businesses, property, assets, operations or condition, financial or otherwise,

9,14, Insolvency, After giving effect lo the execution arid delivery of the Loan

Documents and the muking of a11y disbursements under the Term Note, neither Borrower nor Guarantor \!\ Jl be "Insolvent" within tl1e meaning of such term as defined in Section I 01(26) of the Bankruptcy Code, or be imable to pay its debts generally as such debts become due,

9,15, Jitle, Borrower a11d/or Guarantor have good and marketable title to all the Collateral, subject to no matelial lien of any hnd except as otherwise disclosed in writing to

Lender, and except for the Permitted Encwnbrances,

9.16.
No Violations. The execution, delivery and perfonnance by Bmrnwer and Guarantor of this Agreement and the other Loan Documents has been duly authorized by all necessary corporate actions and does not and will not require any additional consent or approval of the shareholders and directors of Borrower and/or Guarantor and will not violate any provision of ar1y law, rule, regulation (includi11g, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower and/or Guarantor or the charter or by-laws of Borrower and/or Guarantor, or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower and/or Guarantor are a party or by which they or their properties may be bound or affected; and neither Bomiwer nor Guarantor are in default under any law, rule, regulation, order, writ, judgment, injunction, decree, detem1ination or award or ar1y such indenture, agreement, lease or instrument.
9.17.
<::ontinuimr Representation . These representations shall be considered to have been made again at and as of the date of each advance made under the Term Note m1d shall be true and correct as of that date.

AR.TlCLEX

PENERAL AFFIRMATIVE COVENANTS

Borrower m1c! Guarantor covenant and agree with Lender that from and after the date hereof, and so long as the Term Lc,arr remains outstanding, that they will comply with the covenants set forth in Sections l 0.1 through 10.31, inclusive.

10.l. Pavment of Lomr/Performance_of Lom1 Obligations. Duly m1d pU11clually pay or cause to be paid the principal and interest of the Term Note in accordm1ce with its terms and duly and puncl1m!ly pay and perform or cause to be paid or performed all Loan Obligations hereunder and under the other Loan Documents.

I0.2. Maintenance of Existence. TI1e Borrower llild/or Guarantor shall maintain in the state of its incorporation/organization, and, in each jurisdiction in which the character of the property owned by them or in which the transaction of their business makes qualification necessary, its existence.

l 0.3. Use of Proceeds. Borrower will use the net proceeds of the Term Loan only for the

pUIJJoses set forth in Section 4.2 in the conduct of the business in which it is presently engaged, or in which it presently proposes to engage.

10.4.
Accrual and Pavmcnt of Taxes. The Borrower and/or Guarantor, during each Fiscal Year, shall accrue all current tax liabilities of all Idnds, all required withholding of income taxes of employees, all required old age and unemployment contributions, and all required payments to employee benefit plans, and pay the same when they become due.
10.5.
Payment of Taxes and Obligations. Bonower and/or Guarantor will pay :md discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its properly, or any part thereof, provided, however, that it shall have the right in good faith to contest any such taxes, assessments, charges or claims, and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequate funded reserves are established by it to pay and discharge llilY such taxes, assessments, charges and claims. Borrower and/or Guarantor shall, on an annual basis not iater than sixty (60) days after timely filing each tax year, provide reasonable evidence to Lender that all income and withholding taxes, sales and use taxes and prope1iy taxes have been paid.

10.6.
Records Respecting Co!Iateral. Adequate records of Borrower and the Guarantor with respect to the Collateral will be kept at the Executive Office (subject to being changed pursuant to Section 11.11) arid will not be removed from such address without the prior written consent of Lender.

10.7.
financial and Other Information. The Bonower and Guarantor shall provide or cause to be provided to Lender, the following Financial Statements and information on a continuing basis and as Lender may require from time to time:

(a)
Financial Statements. Within ninety (90) days after the end of the

Accounting Year of Borrower, compiled financial statements of Borrower which are prepared by and certified by a officer of Borrower as true and correct and are reviewed by a public accounting firm or other independent certified pLtblic accow1tir1g firm acceptable to the Lender will be prepared in accordance with GAAP, and include a balance sheet, a profit and loss statement, and a cash flow statement showing the result of operations for the Fiscal Year, a reconciliation of surplus, and the reviewer's notes. In regard to the Guarantor(s), AdCare Health Systems, starting with the 2011 tax year, the Guarantor agrees to provide the Lender with an oonual financial slatemenl along witl1 the just ended year's personal tax return from ill! independent certified public accountant that is satisfactory to the Lender. The compiled statement is to be provided within ninety (90) days after the end of each calendar year. A copy of the corporate tax return and evidence of payment of same should be provided to the Lender within thi1ty (30) days after same has been timely filed.

10.8.
Maintenance of Insurance. In addition to and cumulative with any other requirements herein imposed on Borrower with respect to insurance, Borrower and/or Guarantor shall maintain insurance with responsible insurance comparries on such of its properties and employees, in such amowits and against such risks as is customarily maintained by similar businesses operating in the same vicinity, but in any event to include loss, damage, l1ood, windstonn, fire, lhefl, extended coverage, workers compensation and products liability, bnsiness inle1rnption insurance and loss of business income insurance in amounts satisfactory to Lender, which such insurance shall not be canceled by Borrower and/or Guarantor unless with the prior written consent of Lender. Borrower and/or Guarantor shall file with Lender, upon its request, a detailed list of such insurance then in effect stating the names of the insurance companies, tl1e amounts and rates of insurance, ilie date of expiration thereof, the properties and risks covered thereby and the insured wiili respect thereto, and, within thirty (30) days after notice in writing from

Lender, obtain such additional insurance as Lender may reasonably request

10.9.
Change of Principal Place of Business. Borrower and/or Guarantor hereby understand and agree tl1at if; at any time hereafter, Borrower and/or Guarantor elect to move lheir principal place of business, or if Borrower or Guarantor elect to change ilieir respective name, identity or stmcture, Borrower and/or Guarantor will obtain Lender's approval in writing at least thirty (30) days prior thereto.

10.10.
Waivers. With respect to the Collateral Location, Borrnwer and/or Guarantor will obtain such waivers of lien, estoppel certificates or subordination agreements as Lender may reasonably require to ensure the priority of its security interest in that portion of the Collateral situated at such locations.
10.11.
Compliance Witl1 Laws. Borrower and Guarantor shall comply with ilie requirements of all applicable laws, rules, regulations and orders of any govenrmental authority, including, without limitation, all applicable environmental laws and cause the Borrower and ilie

Guarantor to pay all taxes, assessments, chmges, claims for labor, supplies, rent and other obligations which, if unpaid, might give rise to a Lien against the Collateral, except Liens to the extent pennilted in Section 11.1 of this Agreement. The Bo1Tower and Gumm,tor certify that the Facility is accessible to the public in compliance with the Americans with Disabilities Act. The noncompliance with the aforesaid shall be construed to constitute a material adverse effect upon the business or credit of Borrower and/or Guarantor.

10.12.
Junior Financing. Borrower and/or Guarantor shall not without the prior written consent ofLend, r incur any additional indebtedness relating to the Facility or Collateral or create or permit to be created or to remain, any mortgage and security agreement, deed of trust, pledge, lien, lease, encumbrance or charge on, or conditional sale or other title retention agreement whether prior to or subordinate to the liens of the Mortgage and Security Agreement, and other Loan Documents, with respect lo the Facility, or any pmt thereof, or income therefrom other than the Mortgage and Security Agreement or other Loan Docun1cnts provided for herein.

10.13.
Right lo Inspect. Bo1Tower and/or Guarantor sball pennit, and cause to pennit,

persons designated by Lender to inspect any and all of the properties and books and records of the Borrower and/or Guarantor and to make extractions therefrom pertaining to the Facility, and to pennit Lender to mal,e copies of and to discuss the affairs of the Borrower and the Guarantor and the Facility with officers of such parties as designated hy Lender, all at such times as Lender shall request.

10.14.
Notice of Loss. Borrower ,md/or Guarantor shall immediately notiiy tl1e Lender of any event causing a loss or depreciation in value of either Borrower's or Guarantor's assets in excess of $100,000.00 and the amo1.mt of such loss or depreciation, except Bo1rnwer and Guarantor shall not be required to notify Lender of depreciation in building and equipment resulting from ordinary use !l1ereof.

10.15.
Conduct of Business. Borrower and/or Guarantor shall cause the operation of the Facility to be conducted at all times in a prudent marmer in compliance with applicable laws and regulations relating thereto arid cause all licenses, permits, certificates, arid any other agreements necessary for the use and operation of the Facility to remain in effect.

I0.16. Condition of Properties. Borrower and/or Guarantor shall keep all buildings, improvements, machinery and equipment localed on or used or useful in connection with the respective Facility in good repair, working order and condition, reasonable wear 8Ild tear excepted, and from time to time make all needed ar,d proper repairs, renewals, replacements, additions and improvements thereto to keep the same in good operating condition.

IO.17. Inventory, Fixtures 8Ild Equipment. Borrower shall maintain, or cause to be maintained, sufikient inventory, fixtures and equipment of types and quantities at the Facility necessary to enable the Borrower adequately to perform operations at such Facility.

10.18. Certificate. Upon Lender's written reqnest, furnish Lender with a certificate stating that BmTower has complied with ar1d is in compliance with all ten11S, coven8Ilts and conditions of the Loart Documents and there exists no Default or Event of Default or, if such is not the case, that one or more specified events have occurred, and that the representations arid warrar1ties contained herein arc true with the same effect as though made on the date of such certificate.

10.19, Subordinations. Borrower and/or Guarantor shall provide Lender with a subordina tion agreement, in a fom1 satisfactory to Lender, from any party whom Borrower is or hereafter becomes indebted for money borrowed, subordinating its respective right of pa) nenl and claim of such indebtedness arid any future advances thereon to the claims of Lender in respect of the Tem1 Note so long as any mnow1t remains w1paid on the Terrn Note. Such subordination agreement shall provide, mnong other things, that no principal or interest on any such indebtedness shall be repaid unless ar1d until there is no outstar1ding balance dne and payable on the Term Nole.

10.20.
Litigation: Default Conditions and Events of Default. Upon its receipt of notice or knowledge thereat; Borrower arid all Gnmar1tor will report to Lender: (i) any lawsuit or administrative proceeding in which Bo1TOwer or the Guarantor ar·e a defendant wherein the amount of damages claimed exceeds $50,000.00; or (ii) the existence m1d nature of any Default Condition or Event of Default hereunder.
10.21.
Execution of Other Documents. Borrower and Guarantor will, upon demand by Lender, promptly execute all such additional agreements, contracts, indentures, docurnents and instnunents in co1mection with this Agreement as Lender, in its sole discretion, may reasonably consider necessary.
10.22.
Litigation and Attorneys Fees. Borrower and Guarantor will pay promptly to Lender without demand, reasonable attorneys fees and all costs and other expenses paid or incuned by Lender in collecting or compromising the Term Loar1 or in enforcing or exercising its rights or remedies created by, connected with or provided in this Agreement or any other agreement or instrument required by Lender in connection with the Tenn Loan, whether or not suit is filed.

I 0.23. Purchase of Fixed Assets. Bonower ar1d/or C,uarm1tor will not purchase additional fixed assets costing in the aggregate more than $150,000.00 in any 12 month calendar year without the prior approval of the Lender. This prohibition does not apply upon the Borrower artd/or

Guarantor purchasing machinery and equipment being replaced due to depreciation or obsolescence.

10.24, Arms Length Transactions. All of the Borrower and Guarantor's transactions will be at anns length and competitive with any of tl1e ollicers, employees, directors, or their spouses and family members that may buy, sell, or trade to it. The same will apply to any entity that they may be stockholder, director, or own any interest in, as well as a spouse or family member.

10.25.
Further Assurances. Borrower and Guarantor shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Lender any instrument, invoice, document, document of title, warehouse receipt, bill of Jading, order, financial statement, assignment, waiver, consent or other wTiting which may be reasonably necessary to Lender to cany out Lhe terms of this Agreement and any of the other Loan Documents and to perfect its security interest in and facilitate the collection of the Collateral, the proceeds thereo±: and any other property at any time constituting security to Lender. Bonower and Guarantor shall perfonn or canse lo be performed such acts as Lender may reqnest to establish and maintain for Lender a valid and perfected security interest i.n and security title to the Collateral, free and clear of any liens, encumbrances or security interests other than in favor of Lender.
10.26.
Debt to be Borrower's Debt. All debt to be repaid from loan proceeds is debt of

Borrower and not debt of any other entity.

10.27.
Tar1gible Balance Sheet-Equity. ·nie Borrower shall maintain a minimum Tangible Balance Sheet-Equity equal to ten (10%) percent of total assets prior to issuance of tl1e RD Loan Note Guarm1tee. The B01rower shall have Tangible Net Worth of ten (10%) for the life of the

Loan.

-35·

10.28.
!Y[aximun1 Debt to Net Worth. The Borrower's debt to net worth shall not exceed

10 to 1 as defined by GAAI'.

10.29.
RD Guaranty Commitment. 'foe Borrower agrees that it shall comply with each and every provision of that certain Conditional Commitment for Guarantee as issued by the RD.
10.30.
Emplovee Reports. The Bo!l'ower and Guarantor shall submit a rcpmt annually to the Lender and RD as of December 31, indicating the total number pe1manent, part-time and seasonal employees.

10.3 L De];,! Service Coverage Ratio and Current Ratio. Borrower's debt service coverage ratio, based upon year-end financial statements, and as defined by GAAP, shall not exceed 1.0 to

1.1
ai1d Borrower shall maintain a current ratio of not less than 1.0 to 1.0, as defined by GAAP.

For purchase of this Agreement, the term "Debt Service Coverage Ratio" shall be calculated as follows:

Net Income + Deprecialion/ Amortization+ Interest Expense Previous Yeass Current Maturities of Long Term Debt + Interest Expense

ARTICLE XI

NEGATIVE COVENANTS

Borrower and Guarantor covenant and agree with Lender that from and after the date hereof and so long as any amount remains unpaid on the Te!l'11 Loan, it will not, witilout the prior ,vritten consenl of Lender, do any of the things or acts set fotth in Sections 11.1 through 11.17, inclusive.

l 1.L No Encumbrances. Borrower and/or Guarantor will not create, incur, assume, or suffer to exist any Mortgage and Security Agreement, mortgage, deed of trnst, pledge, assignment, lien, charge, encumbrance on, or security interest or security title of any ldnd on the Land and/or

Collateral described in Section 5.1 of tbis Tenn Loan Agreement or on any of their personal property except for: (i) liens for taxes not yet due or being contested as permitted by this Agreement; (ii) liens at any time existing in favor of the Lender; (iii) any Permitted Encumbrances; (iv) inchoate Liens arising by operation of law for the purchase of labor, services, materials, equipment or supplies, provided payment shall not be delinquent and, if such Lien is a lien upon the Collateral, which Lien is fully subordinate to the applicable deed, Mortgage and Security Agreement and/or Security Agreement covering such Collateral, is disclosed lo Lender and is being contested by the Bon-ower and/or Guarantor in good faith and Bo1Towcr and Guarantor are diligently pursuing sirch contest to completion, and adequate reserves, as cletennined by Lender, are being maintained therefore; and (v) liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for money borrowed or for credit received in respect of property acquired) entered into the ordinary course of business as presently conducted or to secure obligations for surety or appeal bonds.

11.2.
Distributions/Bonuses. The Bon-ower will not, withont Lender's and RD's prior written consent, make any bonuses to any officers or shareholders of the Borrower, or authorize or mal<e any o1her distribution to officers. Notwithstanding the foregoing, the Borrower shall be permitted to pay bonuses or make distributions; provided that such bonuses and distributions will be limited to an amount tbat, when taken, will not adversely affect the repayment ability of the Borrower, shall be payable only if the Bo1Tower has made a profit in the year prior to the year in which the dividend is being declared, all debts are paid current and all loan covenants and ratios are being met and will continue to be met on the annual statement, in accordance with GMP, all:er the bonuses and distributions are paid, and prior written consent of Lender is obtained. This is not intended to apply to distributions/dividend payments to cover personal tax liability resulting from the profitability of the business.

11.3.
Compensation of Officers and Owners. Salaries and compensation of officers, owners or shareholders shall be limited to an an1ount that, when taken, will not adversely affect the repayment ability of the Borrower. This amount may not be increased year to year unless (1) an after tax profit was made in the preceding fiscal year; (2) the Borrower is and will remain in compliance with covenants of the Tenn Loan Agreement, Lender's Agreement, and Conditional Commitment; (3) all of 1J1e B01TOwer's debts are paid to a current status; and (4) prior written concmrence of the Lender is obtained.
11.4.
Menmr, Sale_, Assignments, Etc. The Borrower will not liquidate or dissolve or otherwise tenninate its legal status or enter into any consolidation, merger, partnership, reorganization or other combination, or convey, or sell, assign, lease or othe1wise dispose of all or the greater part of its assets or businesses (now owned or hereafter acquired) (whether in one transaction or in a series of transactions), or permit the Borrower to sell, assign, lease or otherwise dispose of, all or the greater part of the assets or business of another, or made any substantial change in the basic type of business condncted by it as of the date hereof: withOLlt the prior written consent of the Lender, which may be granted or refused by Lender in Lender's sole discretion. TI1e Borrower shall conduct and carry on the business of the Borrower in snbstantially the same field of activity as has been originally planned and as documented in the loan application to the Lender and

Rural Development. This shall include no acquisition of affiliated companies or expansion of the

Borrower, v. thout the written consent of the Lender and Rural Development.

11.5.
Disposition of Assets. The Borrower and/or Guarantor will not sell, lease, transfer or otherwise dispose of Collateral, mtless any such disposition shall be in the ordinary course of business for a full and fair consideration, which in no event shall include a transfer for full or partial satisfaction of a preexisting debt.
11.6.
Change in Business. The Borrower and/or Guarantor will not make any material change in the nature of its business as it is being conducted as of the dale hereof.
11.7.
Char,ges in Accom1ting. The Borrower and/or Guarantor mll not change its metl1ods of aecom1ting, m1less such change is permitted by GAAP, and provided such change does not have the effect of curing or preventing what would otherwise be an Event of Default or default hac\ such change not taken place.
11.8.
ERISA Fw1ding and Termination. Pennit (a) the funding requirements ofERISA mth respect to any employee plan to be less than the minimum required by ER.ISA at any time, or (b) arty employee plan to be subject to involuntary termination proceedings at any time.
11.9.
Transactions mth Affiliates. Enter into any transaction with any Person affiliated with such Borrower or Guarantor other fuan in the ordinary course of its business and on fair and reasonable terms no less favorahle to such Borrower and Guarantor than tl10se they would obtain in a comparable anus-length transaction mth a Person not an affiliate.

l l.10. Change of Use. Alter or change the use of the Facility or enter into any lease or management agreement for the Facility otl1er than the leases and management agreements in place as of tl1e date of this Agreement, mtless Borrower first notifies Lender and provides Lender a copy of the proposed lease or management agreement, obtains Lender's written consent and obtains and provides Lender with a subordination agreement in form satisfactory to Lender from such Jessee or manager subordinating to all rights of Lender.

11.11. Place of Business- Change its chief executive offices or open any new place of business without first giving Lender at least thirty (30) days prior written notice thereof and promptly providing Lender such infonnation as Lender may request in connection therewith.

1 I.12. No Advances. Borrower shall not, during the life of the Tenn Loan, make any advances or loans to any officer, ow 1er, stockholder, director and/or affiliate of the Borrower or to the Guarantor or affiliates, during this Term Loan, without Lender's prior written consent. If such advances are permitted by Lender, same must be subordinate to the Te1m Loan ru1d repayment can only be made if Borrower is in compliance with all terms and conditions contained in this Agreement.

11.13.
No Sale or Disposition of Business Collateral. Sell or otherwise dispose of collateral described in Section 5.1 of this Agreement, other than as permitted herein and by RD regulations.

11.14.
Change of Ownership. Change ownership without obtaining the Lender and !W's consent ru1d complying with all applicable RD regulations.

l 1.15. Purchase of Fixed Assets. The Borrower and/or Guarantor shall not make purchases of fixed a sets in excess of$150,000.00 annually, without the prior written consent of the Lender. This prohibition does not apply upon the Borrower and/or Guarru1tor purchasing machinery and equipment being replaced clue to depreciation or obsolescence.

11.16.
Liabilities of Third Parties. Borrower and Guarantor will refrain from assuming any liabilities or obligations of any third parties, including but not limited to the shareholders, officers,

members or directors of the Borrower and/or Guarantor. The Borrower and/or Guarantor will refrain from co-signing or endorsing liabilities or obligations or indebtedness of other persons or entities dming the life of this Term Loan.

11.17.
Sale of Stock. The Borrower will not sell, transfer or issue any additional shares of the company's stock or membership interests.

ARTJCLEX!l

EVENTS OF DEFAULT

The occnrrencc of any events or conditions described in Sections 12.1 through 12.7 shall constitute an Event of Default hereunder, provided that the requirements for the giving of notice; if any, and the lapse of time provided have been satisfied.

12.1.
Tenn Nole. Borrower shall fail to make any payments of principal of or interest on the Term Note when due.
12.2.
Misrepresentations. Any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of the Bonower or the Guarantor, pursuant to or in connection with this Agreement or otherwise (including, without limitation, representations and wairanties contained herein or in any Loan Documents) or as an inducement to Lender to extend any credit lo or to enter into this or any other agreement with the Bonower, in connection with this Tenn Loan, proves to have been false in ai1y matetial respect at the time when the facts therein set forth were staled or certified, or proves to have omitted any substai1tial contingent or unliquidatcd liability or claim against the Borrower or the Guarantor, or on the date of execution of lhis Agreement there shall have been any material adverse change in any of the facts previously disclosed by any such certificate, statement, representation, warrai1ty or audit, which change shall not have been disclosed to Lender in v.Titing at or prior to the time of such execution.

12.3.
Covenants. Borrower or Guarantor shall fall to perform, keep or observe any other term, provision, condition covenant, undertaking, warranty or representation contained in tbis Agreement or in the other Loan Docmnents, which is required to be perfonned, kept or observed,
12.4.
Other Debts. Borrower or Guarantor shall default on any other agreement, document or instrument to which Bonower or Guarantor are a party, which default shall cause a material adverse effect on the businesses of Borrower and Gmu-antor, the value of the Collateral, or Lender's interest therein.
12.5.
Voluntary Bankruptcy. Bonower or Guarantor shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, re adjustmenl of their debts, or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor reliei; whether state, Federal, or foreign, now or hereafrer existing; Borrower or Guarantor shall enter into any agreement indicating their consent to, approval of; or acquiescence in, any such petition or proceeding; Borrower or any Guarantor shall apply for or permit the appointment by consent or acquiescence of a receiver, custodian or trustee of Borrower or any Gmu-antor for all or a substantial part of their property; Borrower or any Guarantor shall make an assignment for the benefit of creditors; or Bonower or any Guarantor shall be w1able or shall fail to pay their debts generally as such debts become dne, or Borrower or any Guarantor shall admit, in writing, their inability or failure to pay debts generally as such debts become due.

12.6.
hivoluntary Banl,ruptcy. There shall have been filed against Bonower or any Guarantor an involuntary petition in bankruptcy or seeking liquidation, reorganization,

anangement, readjustment of debts or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor reliei; whether State, Federal or foreign, now or hereafter existing, and such petition is not dismissed within sixty (60) days after the entry of filing thereof; Borrower or any Guarantor shall suffer or permit the involuntary appointment of a receiver, custodian or trustee of Borrower or any Guarantor for all or a substantial part of tlleir property and such appointment is not dismissed within sixty (60) days after such appointment was first made; or Borrower or any Guarantor shall suffer or pe1111it the issuance of a warrant of attachment, execution or similar process against all or any substantial part of tlle property of Borrower or any Guarantor and the same is not dismissed v. thin sixty (60) days of the application thereof.

12,7 Permit/License Agreement. Any default wider any applicable state permit or license agreement to which Borrower is a party shall be considered a default herew1der.

ART!CLEXHI

Upon the occurrence or existence of any Event ofDefanlt, or al any time thereafter, without prejudice to the rights of Lender to enforce its claims against Borrower and Guarar1tor for damages for failure by Borrower and Guarantor to fulfill any of their obligations herew1der, subject only to prior receipt by Lender of payment in full of the Term Loan in a fmm acceptable to Lender, Lender shall have all of the rights and remedies described in Sections 13.l through 13.4, inclusive, and it may exercise any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others.

13.J. P,cceleration of tl1e Term Loan. Lender, at its option, may declare the Term Loan to be innnediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest, notice of nonpayment or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower and Guarantor.

13.2. Remedies of a Seemed Party. As it relates lo the personal property collateral defined herein, Lender shall thereupon have the rights and remedies of a secured party under the UCC in effect on the date thereof (regardless of whether the same has been enacted in the jurisdiction where the rights or remedies are asserted), including, without limitation, the right to take possession of any of the Collateral, subject to the UCC, or the proceeds thereof, to sell or otherwise dispose of the same, and to apply the proceeds therefrom to the Term Loan in such order and rnarmer as Lender, in its sole discretion, may elect. Lender shall give Borrower written notice of the time and place of any public sale of the Collateral or the time after which any other intended disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is given to Borrower pmsuant to Section 14.8 at least five (5) days before such disposition. Expenses of retaldng, holding, insuring, preserving, protecting, preparing for sale or selling or the like with respect to tl1e Collateral shall include, in any event, reasonable attorneys fees and other legally recoverable collection expenses, all of which shall constitute obligations of Borrower.

13J. Repossession of the Collateral. As it relates to the personal property collateral defined herein, Lender may take the Collateral or any portion thereof into its possession, by such means (witl1out breach of the peace) and through agents or othe1wise as it may elect (and, in connection therewith, demand that Borrower assemble the Collateral at a place or places and in such manner as Lender shall prescribe), and sell, lease or otherwise dispose of the Collateral or any portion thereof in its then condition or following any commercially reasonable preparation or processing, which disposition may be by public or private proceedings, by one or more contracts, as

.44.

a unit or in parcels, at any time and place and on any terms, so long as the san1e are commercially reasonable.

13.4. Other and Additional Remedies. In addition to the rights and remedies of a secured party under the laws of the State of North Carolina and the rights and remedies granted in this Agreement, Lender shall have an of the rights and remedies set forth in the Mortgage and Security Agreement, the Security Agreement, and in all of the other Loan Documents, which rights and remedies may be exercised successively or concunently.

ARTICLE XIV

MISCELLANEOUS

14.1.
Waiver. No remedy confe1Ted upon, or reserved to, the Lender in this Agreement or any of the other Loan Documents is intended to be exclusive of m1y other remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity. Exercise or omission to exercise any right of the Lender shall not affect any subsequent right of Lender to exercise the same. No course of dealing between Borrower m1d the Guarantor and Lender or m1y delay on the Lender's prnt in exercising any rights shall operate as a waiver of any of the Lender's rights. No waiver of any Default ur1der this Agreement or any of the other Loan Documents shall extend to or shall affect any subsequent or other then existing Default or shall impair any rights, remedies or powers of Lender. Except for any defense which would constitute a compulsory counterclaim, Bonower rn1d tlie Guarantor hereby agree that any and all causes of action and claims which they may ever have against the Lender shall not be raised by Borrower and the Guarantor as a defense or counterclaim in any suit or proceeding brought by Lender against tl1em for collection of the Loan Obligations or enforcement of this Agreement, but shall inslead be brought, if at all, by a separate suit or proceeding.

14.2.
fosts and Ecgi_ense . Bon:ower will bear all taxe.s, fees and rea.sonable expenses

(including reasonable foes and expenses of counsel for Lender) in connection with the preparalion of this Agreement and the other Loan Documents, and in com1ection with any modifications thereto and the recording of any of the Loan Documents. If, at any time, a Default occurs or Lender becomes a paity to any suit or proceeding in order to protect its interests or priority in ai1y collateral for ai,y of the Loai1 Obligations or its rights under this Agreement or aiiy of the Loan Documents, or if Lender is made a party to any suit or proceeding by virtue of the Tem1 Loan, this Agreement or ai1y collateral 1c1r any Loan Obligations ai1d as a result of ai1y oftl1e foregoing, the Lender employs counsel lo advise or provide other rcpn:scntation with respect to this Agreement, or to collect the balance of the Loan Obligations, or to take any action in or witl1 respect lO any suit or proceeding relating to this Agreement, any of the olher Loa11 Documents, a11y collateral for any of the Loan Obligations, or to protect, collect, or liquidate ai1y of the security for the Loan Obligations, or attempt to enforce any security interest or lien gra11ted to the Lender by a11y of the Loa11 Docnments, tl1en in any such events, all of the reasonable attomey's fees arising from such services, including fees on appeal and in any bankruptcy proceedings, a11d a11y reasonable expenses, costs and charges relating thereto shall constitute additional obligations of Bon:ower to the Lender payable on dema11d of foe Lender. Without limiting the foregoing, Bon:ower shall pay or reimburse the Lender for all recording and filing fees, revenue or documentary stamps or taxes, intangibles taxes, ai1d other expenses and charges payable in connection with this Agreement, ai1y of tl1c Loan Documents, the

Loan Obligations, or the filing of any fmancing statements or other instruments required to effectuate the purposes of this Agreement.

14.3.
Performance of Lender. At its option, upon Borrower's failure to do so, tl1e Lender may make any payment or do any act on the Bmrnwer's behalf that ilie Borrower or otlrers are required to do lo remain in compliance with this Agreement or any of the otl1er Loan Documents, and Borrower agrees to reimbmse the Lender, on demand, for any payment made or expense reasonably incurred by Lender pursuant to the foregoing authorization, including, without limitation, reasonable attorneys' fees.
14.4.
Headings. The headings ofilie Sections of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

1.4.5. Smvival of Covenants. All covenants, agreements, representations and warranties made herein and in certificates or repmis delivered pmsuant hereto shall be deemed to have been material and relied on by Lender, notwithstanding any investigation made by or on behalf of Lender, and shall survive the execution and delivery to Lender of the Term Note and this Agreement.

14.6.
No Assigrnnent by Borrower or Guarantor. No assignment hereof shall be made by Borrower or Guarantor without the prior written consent of Lender.
14.7.
Severabilily. If any provision of any of ilie Loan Docmnents or the application thereof to any party thereto shall be invalid or unenforceable to any extent, the remainder of such Loan Documents and the application of such provisions to any other party thereto shall not be affected iliereby and shall be enforced to the greatest extent permitted by law.

14.8.
Notices. Any and all notices, elections or demands permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the party giving such notice, election or demand, and shall be deemed to have been properly given and shall be effective upon being personally delivered, or upon being deposited in the United States mail, postage prepaid, certified with return receipt required, and shall be deemed to have beeu received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof, or upon being deposited with ar1 overnight delivery service requiring proof of delive1y, to the other party at the address of such olher party set forth below or such other address within the continental United States as such other par-ty may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demar1d or request must be given shall connnence on the date of receipt thereof; ar1d provided further that no notice of change of address shall be effective lllltil the date of receipt thereof. Personal delive1y to a paiincr or any officer, partnership, agent or employee of such party at said address shall constitute receipt. Rejection or other refosal to accept or inability to deliver because of changed address of which no notice has been given shall also constitute receipt. Any such notice, election, demand, request or response shall he addressed as follows:

If given to Lender, shall be addressed as follows:

Community Bank & Trust - West Georgia

201 Broad Street

La Grai1ge, Gemgia 30241

with a copy to:

HAIU1JN & Mll..,LER, LLC

3085 E. Shadow]avm Avenue Atlanta, Georgia 30305

Attn: Reid H. Harbin, Esq.

and, if given to Borrower, shall be addressed as follows:

MOUNTAIN TRACE NURSING ADK, LLC

5057 Troy Road

Springfield, OH 45502

with a copy to:

Holt Ney Zatcoff & Wasserman, LLP 100 Galleria Parkway, Suite 600

Atlanta, GA 30339

Attn: GregoryP. Youra, Esq.

14.9.
b}enelits. All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parl-ies hereto and tl1eir respective successors and assigns. No Person otl1er than B01rnwer or Lender shall be entitled to rely upon this Agreement or be entitled to the benefits of fuis Agreement.
14.10.
Participation. Borrower acknowledges that Lender may, at its option, sell participation interests in the Tem1 Loan to other participating banks. Borrower agrees with each present and future participant in the Term Loan that if an Event of Default should occur, each present and future participant shall have all of tl1e rights and remedies of Lender wiili respect to any deposit due from any participant agreement with Lender, ru1d tlle execution by the Bon-ower of this Agreement, regardless of tl1e order of execution, shall evidence an agreement between the Bon-ower arid said pmticipant in accordance with the terms of this Section. The Lender will maintain a minimum of five (5%) percent of the total loan an10unt of the Tenn Loan. The remaining unguarantced portion can only be sold through participation with other lenders and no part of the guaranteed or unguaranteed loan can be sold to the applicatrt or anyone having an interest in the applicant.

14.I I. Supersedes Prior Agreements; Counterparts. This Agreement and the instruments refen-ed to herein supersede at1d incorporate all representations, promises, and statements, oral or writlen, made by Lender in connection with the Term Loan. This Agreement may not be varied, altered, or amended except by a written instrument executed by mr authorized officer of the Lender fill({ the RD. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the saine inslnm1ent.

14.12.
Time ofthe Essence. Time is of the essence in this Agreement mid the other Loan

Documents.

14.13.
Internretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of m1y party hereto by m1y court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.
14.14.
Lender Not a Joint Venturer. Neither this Agreement nor any agreements,

instruments, documents or transactions contemplated hereby (including the Loan Documents) shall in any respect be interpreted, deemed or construed as making Lender a partner or joint venturer with Borrower or Guarantor or as creating any similar relationship or entity, and Borrower at1d

Guarantor agree that they will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving Lender.

14.15.
Jmisdiction. This Agreement will be governed by, construed and enforced in accordance with federal law and the laws of the Stale of Georgia, except and only to the extent of procedural matters related to the perfection and enforcement of Lender's rights and remedies against the Premises, which matters shall be governed by the laws of the State of North Carolina. However, in the event that the enforceability or validity of any provision of this Agreement is challenged or questioned, such provision shall be governed by which whichever applicable state or federal law would uphold or would enforce such challenged or questioned provision. The loan transaction which is evidenced by the Note a11d this Agreement have been applied for, considered, approved and made, and all necessmy loan documents have been accepted by Lender in the State of

Georgia.

14.16.
Acceptance. TIJ.is Agreement, together with the other Loan Documents, shall not become effective m:iless and until delivered to Lender at its office located at 201 Broad Street, La Grange, Georgia 30241 and accepted in writing by Lender thereafter at such office as evidenced by its execution hereof (notice of which delivery m1d acceptance are hereby waived by Bonower).
14.17.
J1JYment on Non-Business Days. Whenever any payment to be made hereunder or under the Term Note shall be stated to be due on a Saturday, Sunday or a public holiday, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Term Nate.
14.18.
Waiver of Rights. Bonower and Guarantor hereby waive all rights which they have or may have regarding, without limitation, the right to notice a11d to a judicial hearing prior to seizure of any Collateral by Lender. In addition, Bonower and Guarantor waive any right which they have or may have under applicable UCC law or like Section to have Lender file UCC termination slalemenls with respect to the Collateral, or any part thereof, :md Borrower and Guarantor further agree that Lender shall not be required to file such UCC termination statements unless and until the Tenn Note has been paid in full; provided, however, that after such event, Lender will file UCC termination statements promptly upon request by Borrower or Guarantor.

14.19.
ClU'e of Defaults by Lender. If, hereafter, Bmrnwer or any Guarantor defaults in the performance of any duty or obligation to Lender hereunder, Lender may, at its option, but without obligation, cure such default and any costs, fees and expenses incurred by Lender in connection therewith including, without limitation, for the purchase of insurance, the payment of taxes and the removsJ or settlement of liens and claims, shall be deemed to be advances against the Term Note, whether or not this creates an over-advance thereunder, and shall be payable in accordance with its tern1s.

14.20, Attornev-in-Fact. Borrower and Guarantor hereby designate, appoint and empower

Lender irrevocably as their attomey-in-fact, at Borrower's and Guarantor' cost and expense, to do in the name of Borrower and Guarantor any and all actions which Lender may deem necessary or advisable to carry out the terms hereof upon the failure, refusal or inability of Borrower or Guarantor Lo do so and Borrower and Guarantor hereby agree to indemnify and hold Lender harmless from any costs, damages, expenses or liabilities arising against or incurred by Lender in connection therewith. Without limitation, Borrower and Guarantor specifically authorize all federal, state and municipal authorities to fimrish reports of examinations, records and other information relating to the conditioned affairs of Bonower and Guarantor to Lender upon Lender's request.

14.21.
Prepavmenl Premium. In the event of prepayment, 111 whole or in part, a prepayment penalty rale shall be assessed as follows:
(a)
If the prepayment occurs on or before the first anniversary date of this

Agreement, the prepayment penalty will equal ten percent (10%) of the principal amount prepaid.

(b)
lf the prepayment occurs after the first anniversary date, but on or before the second armiversary date, the prepayment penalty will equal nine percent (9%) of the principal amount prepaid.

(c)
If the prepayment occurs after the second anniversary date, but on or before the third am1iversa:ry date, the prepayment penally will equal eight percent (8%) of the principal arnount prepaid.

(d)
If the prepayment occurs after the third anniversary date, but on or before the fourth am1iversary date of this Note, the prepayment penalty will eqnal seven percent (7%) of the principal amount prepaid.

(e)
If the prepayment occurs after the fourth armiversary date, but on or before the fifth anniversary date, the prepayment premium will equal six percent (6%) of the principal amount prepaid.

(f)
If the prepayment occurs after the fifth rumiversary date, but on or before the sixth anniversary date, the prepayment premium will equal five percent (5%) of the principal amount prepaid.

(g)
If the prepayment occurs after the sixth anniversa!')' date, but on or before the seventh anniversary date, the prepayment premiwn will equal four percent (4%) of the principal ammmt prepaid.

(h)
If the prepayment occurs after the seventh anniversary date, but on or before the eighth anniversary date, the prepayment premium will equal three percent (3%) of the principal amount prepaid.

(i)
If the prepayment occurs after the eighth anniversary date, but on or before the ninth anniversary date, the prepayment premium will equal two percent (2%) of the principal amount prepaid.

(j)
If the prepayment occurs after the ninth armiversary date, but on or before the tenth anniversary date, the prepayment premium will equal one percent (I%) of the principal amount prepaid.

A prepayment premium shall not apply if the prepayment occurs after the tenth mmivcrsary date.

14.22.
Modifications/Amendments. Any an1endrnents, adjustments, or waivers of the covenants and terms of this Agreement shall require the approval and concurrence of the Rural Development and the Lender.
14.23
Notice and Opportunity to Cure. Notwithstanding any other provision to the contrary contained in this Agreement or in m1y of the other Loan Documents, upon the occurrence of a monetary default or a monetary Event of Default under any of the Loan Documents, Lender shall not be required to send written notice to Bon-ower and/or Guarm1tor. All loan payments arc due on the first (1st) day of each month, however; payments will not be considered late until the eleventh (11th) day of each month. In the event the default does not involve the payment of money by Borrower to Lender, Borrower and Guarantor shall have thirty

(30) days following receipt of snch notice to fully cure such default. In the event the default is cmed within such period, it shall be as if no default had occurred.

In all events when Lender takes any action to accelerate, or direct payment to the Lender from persons owing money to Borrower, or exercise any right to setoff, Lender shall within a reasonable time after such action provide written notice thereof lo the Borrower.

The notices and opportunity to cme provided for in this section shall be deemed incorporated into each of the Loan Documents, and shall take priority over and supersede any conflicting provision in any of the other Loan Documents.

14.24
ConiJicts In the event there is any conflict between this Agreement and t.lle USDA

Conditional Commitment for Guar,mtee, the USDA Conditional Commitment for Guarantee shall control.

14.25
Multiple Signature Pages This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instmment.

[SIGNATURES ON NEXT PAGE.]

IN WITNESS WHEREOF, Bon-ower, Guarantor and Lender each have set their hands and seals, as of the day and year first above written.

BORROWER:

MOUNTAIN (,;r'URSING ADK, LLC

I 1//1

By:_ I f:t / .

Chris f dd1,'l<l:anager

!,,_ENDER:

(L.S.)

Witness

Community Bank & Trust- West Georgia

BY: _

NAME: _ TITLE:

[BANK SEAL]

GUARANTORS:

AdCare He lth • ems, Inc.

'J:/

By:

!/.•:>;

Chris · ij;<Ygdon, Vice Chairman [Corporate Seal]

TABLE OF EXHIBITS

EXHIBIT DE;i('_RIPTION OF EXHIBIT SECTION

A	Collateral Locations	1.1
B	Facility/Land	1.1
C	Permitted Encumbrm1ces	l. l
D	Term Note	1.1
E	Board Resolutions	3.2
F	Opinion of Counsel	3.8
G	Guarm1ties	3.16
H	Mortgage and Security Agreement	5.2
l	Secmity Agreement	5.2
J	Financial Statements	9.4
K	Material Litigation	9.11
L	Adverse Contracts	9.14
M	Repayment Schedule	1.1

.57.

EXHIBIT "A"

1.2
(Collateral Locations)

EXHIBIT "B"

I.I (.FacilitwLa.nd)

[SEE ATTACHED LEGAL DESCIUPTIONJ

EXHIBIT "A" LEGAL DESCRIPTION

Said Property IOcated on Mountain T:rii.ce Road {NCSR 1571)· off Little Savannah Road

{NCSR 1367), Webstel'" Township1 Jackson County, Uorth Carolina axtd being more

partku.lady dei.c-ribed as follows:

COMJ-,lENCING from a Nall Set on the C. J. Harris Hospltnl Property {Parcel f 7630-93-6526) having UGS NAD 83 coordinntcs North 603,862.466 feet, East 739,902.522 feet THENCE South 66 degrees 59 minutes 20 Beconds West (or a. distance of346,50 feet (346-43 feet•grid) to a N:ilil Set having coordinates N = 603,727,044 feet, E "'739,583.662 feet THENCE North 32 degree!> 2S m!nutei. 25 1,ecollds West for 11. diStance of 103,12 feet (103,10 1'eet-gr!d} to a 5/8M Rebar Set with C-ap having coordlnatei. N"' 603,814.025 feet,E = 'T39,528,310 feet" Ute TRUE POINT OF BEGINNING;

THENCE with new sevennce line South 72 degrees 19- minutes 25 i.econds East !or a distance of 26.01 feet to 11. 5/B" Rebar Set with, C-apj TU.ENCE North 37 degrees. 47 minutes 35 g.econds East fore:. distance of 74.9& feet to a ·s/B" Rebar Set with Cap; 1'lµ';NCE-NorthT54 degrees 35-minut_es 50 ecconds f',,ast fQf a di.Stance f 75.02 { e't'to a

._5/.8" Rebllr Set•"with. C&.pj THENCE Nortl1 73 degr.fles 32 roinU.tes 00 seconds- East.fol" a dist!1,nce of 243.51 feet to a 5/8" Retiar Si;_t. V{ith ctl.r,; TllENC.E SQuth 71 de.r.r t!s 05 ruinuteL'l 10 seconds East for a distli.; e or' 246.08 feet to a $/8b Rebar Set'With ·Oap1

pai.si.ng e. 5/s• Rebar Set with Qap at 69.99 feet; THENCE SoutJ1 17 degy<ies 28 minutes 20

· t._econdii West for a distance of .411.97 feet to a 6/8- Rebat Set with'Cttp;·· THENCE North 37 degrees; 15 mlnutes 10 seconds West for-a. distance oCS6.75 feet to OI. 5/8 Rebar Set with Cap; THENCE North 64 degreei; 29 minute:. 55 seconds We$t for a dist.an.ee of

48.95 feet to a 5/8" Rebar Set with Cari; 1T{lt.NCE South 21 degrees 24 _-tninutes 50 seeonds West for a distance of79.91feet to a 5/8" Rebar Set with cap; THENCE South 10 degrees 23 minutes 15 seconds West for tl distance of 47,16 feet to a 5/8 Rebar Set with Cap; THENCE South 01 degrees 03 tnlni1t.es 10 aeeondt West for a distance of 42.12 feet to a 5/8w Rebar Set with Cap; 'fI(F,NCJt South 09 degrees 01 :min.utes IO r.econds West for a distance of 15.29 teet to a 5/8" Rebar Set with Cap; TIIENCE South 19 deg:reu 41 mlnutes 20 seconds West for a. distance of 13,92 feet to a 5/8" Rebar Set with Cap; THENCE South 26 degrees 32 minutes 501,econds West for a distance of 39,21 feet to a

6./8 Rebar Set with Crap on northern dght or vruy of Leaning Tree Lane; THENCE with saf.d. northern right ofw-ay South ()Sde,;rees 33 minute, 35 seconds: Wei;t fore. dis:tu.nce or

10.76 feet to a Point; THENCE South 62 degrees 56 ml.nutes 35 seconds West for a distance of23.2$ feet to a Poblt; THENCE South 61 degrees 21 n,inutes 60 seconds West

!or ra d.lstance of 50.44 feet to a, 5/8" Rebar Set wftli Cap; THENCE South 65 degrees 31 n1inuteu 35 •eoonds West for 11. d.istanee of 16.46 feet to a Polnti 'l'RENCS South 69 deg:i:ec!i 12 mJ.nutes 30 seconds We.:.:t fer n. distance of 14.88 feet to lt Point: THENCE South 73 degrees 51 minutes 5$ seconds. West for a distance of 15.53 feet to a Point; THENCE South 80 degrees 02 ntl.nuter. 05 seconds West for a distance of 15.37 feet to a 5/8tt Reba.r Set with cap; THENCE 601Jtth S7 degr-ees 59 n1inutes 45 seconds West for a dktAnce of23,32 foct to a Polnt;-1'-IlENC& Sou.th 87 dcp-ees 27 mW.uteri 30 seconds West for a distat1c:e of 30.07 feet to a Point; THENCE South 87 degrees 29 minutes 45 seconds Wea-t for ii. dbta.nce of 40,87 feet to a l:'olntt THENCE South 87 degrees 25 minutes 45 seconds We$t for a distance of 53,68 feet to a Point; TB.ENCE South 87 deg:re<is 28 mlnu:teB 45 111ecnndi; Wes.t for m dli.tance of 44,47 fe.et to n Point; 'l'llENCE North 87 degrees 40 minutes 45 trnconds We:r.t for, a dilltance of22.68 feet to 5/8" Rebar Set with Cap; THENCE Horth Sl degrees 45 tnlnutes S5 weconds West for 11. distance of 19.58 feet t1:1 I\ F'ointj THENCE North 78 degrees 08 P1inute1i; 00 secoP.ds West for a distance of9.53 feet tot, Foitl.t; THENCE HtirU1 73 degrees 41 minut s 15 seconds West foi' 1< disbutce of 13.08 feet to a Polnt; THENCE North 70 degrees 25 mhiutes 50 second, Went for a d.ist.n.ncc of20.74 feet to"- 6/8" Rebar Set \'1;-ith Cap/ THENCE North 60 degree$

56 minutei: 00 1t-econds West for a di b.uce of 46.99 feet to a Point; THENCE North 63 degrees 17 minutes 40 seconds We:st for a distance of 16.60 feet to a I>oint; THENCE North. 73 degrnes 45 minutes 45 ceconds West fo:r 11 dlsta.n.ee of 6.17 feet to a 6/Sft Rebar Set with Cap; THEt{CE leaving sa.id northern right ofw--ny North 18 degrees 156 minutes Hi lil-"couds East for A dist.anee of 5.48 feet to 11; Concrete Monuinent Found, common corner of Healy OB 14931 PG168, and C.J. llatri.s: DB 739, PG606; THENCE with the line of C,J, Jtarrfa Noi-th 18 degrees 39 ntlnutes 55 t:econds Eal,':t foi n distance of 483.42 feet to the POINT OF BEGINNING and being p.i,rt of that certain tract of land ai. shown on a plat of irnrvey prepared for C. J. Hauls lio1a:pibl by Joel Johnson Land Surveying, I.m;:. dated hbruary 12, 2009, and last revised Mar 71 2009, Drawing Numbex 08090P andalso being

:nore piu:Uculady described a& 'frnet Al on plat entitled "Plat of Survey for: C. J. lia.rrfa Uo1,;piW by Joel Johnson Land Swveying;, Inc. dated Febn.:uuy 12, 2009, and last :revised May 7, 2009, Drawing Number 08090P, recorded in Plat Book 18 at Page 6 of the Burke County Publk R.eglshy, ll.lld stiso b¢!.ug mo:rC particularly described as that certain 7.36

·•ere tract deserlbed on plat of m--vtiy for Mountain 'l'ra.ee Nuni.ng_ ADK, LLC, dated November 30, 2010, tr:tepnred by Joe! Johnson Ltmd Surveyl.ng, Inc., and bearing the certification of R. Joel Johnson, N,C.I,.S. No. L-3882.

PROPERTY MORE COMMONLY KNOWN AS: 417 Mountain Trace Rd., Sylva, Jackson County, NC 28779

EXHlBIT"C"

(.11tle Exceptions)

1.
Taxes for the year 2010 and subsequent years not yet due and payable.
2.
Easements, restrictions and covenants ofrecord.

1.1

J;:XHIBIT"D"

(Term Note)

Exumrr "E"

3.2 (Board Resolutions)

EXHIBIT "F"

3.8 (Opinion of Counsel)

EXHlBIT "G"

3.16 (_Gua,·anties)

EXHIBIT "H"

5.2 (Mortgage and Securitv Agreement)

EXUIBIT "I"

5.2 (,'iecurity Agreement)

EXI-llBlT "J"

9.4 (Financial Statements)

EXHIBIT "K"

9.11 (Material Litigation/

NONE.

EXHlDJT "L"

9.14 (;idverse Contracts)

NONE.

EXHIBIT "M."

1.1 (Repayment Schedule)

AGREEMENT TO TERM LOAN AGREEMENT AND LOAN DOCUMENTS

In consideration of ten dollars ($10,00) and other valuable consideration, the receipt and sufficiency which is hereby acknowledged Community Bank & Trust - West Georgia ("Lender") and Mountain Trace Nursing ADK, LLC ("Bon:ower'') enter into this Amendment to Term Loan Agreement and Loan Documents:

WHEREAS, on January 24, 2011, the Lender and Borrower executed that certain Tenn Loan Agreement evidencing a loan from Lender to Borrower in the amount of Five Minion and No/100 Dollars (the "Term Loan"); and

WHEREAS, the Te1m Loan Agreement, Security Agt:eement, UCC Financing Stateme11ts an.d other documents (collectively, "Loan Documents") inadvertently included accounts receivables and inventory as party of the Lender's collateral;

WHEREAS, the USDA did nol require accounts receivables and inventory as collateral pursuant to that certain Conditional Commiunent for Guarantee Case No. 3&-050-273765427;

WHEREAS, Borrower did not intend to pledge and Lender did not intend io receive accounts receivables and inventory as collateral for the Term Loan.

NOW THEREFORE, Borrower and Lender agree as follows:

1.
Notwithstanding anything contained in the Tenn Loan Agreement and Loan Docmnents to the contrary, "Collateral" as defined in the Tenn Loan Agreement and Loan Documents expressly excludes Accounts Receivable Collateral and Inventory Collateral, as such terms are defined in the Term Loan Agreement, and further excludes all of Borrower's (a) accounts, (b) payment iutaugibles, (c) instruments, chattel paper (including electronic chattel paper), documents, letter-of-credit rights, supporting obligations, and commercial tort claims, in

. each case to the extent arising out of, relating to or given in exchange for or settlement of or to evidence the obligation to pay any account or payment intangible; (d) all general intangibles (including, but not limited to, contract rights and trademarks, copyrights, patents and other

.intellectual property) that arise out of or relate to any account or payment in.taI ble or from

· which a:uy account or payment in.tangible arises; (e) all remedies, guarantees and collateral evidencing, securing or otherwise relating to or associated with any account or payment intangible, including, but not limited to, all rights of enfo1·cement and collection; (f) all commercial !ockboxes, govermnental lockboxes, collection accounts and oilier deposit accounts into which collections or other proceeds of collateral or advances are deposited, and all checks or

. iustrUlllents from time to time representing or evidencing the same; (g) all cash, currency and other monies at any time in the possession or under the control of Borrower or a bailee of Borrower; (h) all books and records evidencing or relating to or associated with any of the foregoing; (i) all information and data compiled or derived with respect to any of the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality); ood (i) all collectioru, accessions, receipts and proceeds derived from any of the foregoing" (such items (a) through (j) above being the "Accounts").

2.
The Tenn Loan expressly fa uot secured by Accounts Receivable Collateral or

Ii1ventory Collateral, as such terms are defined in the Term Loan Agreement, or by the Accounts,

i.Mmlage_249258_! (2).DOC/3583-15

lN WITNESS WHEREOF, the undersigned, on this 24m day of January,, 201 I, has caused this Amendment to Tenn Loan Agreement and Loan Documents to be executed under seal.

BORROWER:

LENDER:.

·COMMUNITY BANK & TRUST - WEST GEORGIA

By:\_A

Name:

Title:

[BANK SEAL]